Exhibit 10.34
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MARKETING AGREEMENT
     Dated this 19th day of May, 2010, by and between Imperial Litigation Funding, LLC a Florida limited liability company with a principal place of business located at 701 Park of Commerce Blvd, Suite 301, Boca Raton Florida 33487, (hereinafter “Originator”) and Plaintiff Funding Holding Inc. d/b/a LawCash, a Delaware corporation, with a principal place of business located at 26 Court Street, Suite 1104, Brooklyn, New York 11242 (hereinafter “Funder”).
1.	Business of Originator and Funder. Originator is in the business of purchasing structured settlement payments arising out of personal injury lawsuits. In the course of such business, Originator has access to, and is in the position to develop, leads for pre-settlement funding opportunities. Funder is in the business of pre-settlement funding.

2.	Leads and Underwriting. Originator agrees that it will on an exclusive basis forward to Funder all leads it receives from any source (subject to Section 5 hereof) for pre-settlement funding opportunities (“Leads”). Subject to Section 6 hereof, information regarding Leads forwarded to Funder shall include: (a) name of claimant. (b) telephone number of claimant, (c) and address of, claimant. Funder will evaluate all such Leads for which it actually receives an application in accordance with the standard underwriting parameters and procedures utilized by Funder (at the time the Leads are received by Funder) in the regular course of Funder’s business of funding pre-settlements. All funding decisions shall be in the sole discretion of the Funder. Upon full execution of this Agreement, Funder shall provide to Originator a full copy of Funder’s underwriting and pricing information. Funder will utilize its standard documentation in connection with any Lead.

3.	Payment on Origination.Upon the actual funding of any Lead Funder shall pay to Originator an Origination Fee of five percent (5%) of the actual funded amount (the” Origination Fee”). In the case of multiple fundings to the same claimant, the Origination Fee shall be payable only against the amount funded that is in excess of the funded amount of the prior funding.

4.	Payment on Funding. When a Funder receives payment in full on a Lead on which the Origination Fee has been paid, Funder shall pay to the Originator an amount equal to twenty-five percent (25%) of Funder’s s Net Profit, as defined in Section 8 . hereof.

5.	Leads from New Clients. A Lead received by Funder from Originator from an attorney or a law firm that at the time of the submission of the Lead was not a current or client of Funder, such firm shall be deemed a “LawCash/Imperial” client. Any funding arising from a Lead from a LawCash/Imperial client shall be subject to the payment required by Funder to Originator as described in Sections 3 and 4 hereof.

6.	Submission and Servicing of Leads. Funder shall be responsible for monitoring and collection services on all funded Leads in a manner consistent with Funder’s regular and ordinary business practices. Upon referral to Funder of a Lead, all further communication

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with clients and their attorneys shall be done exclusively by Funder. Notwithstanding the foregoing, and in accordance with Section 2 hereof, upon Originator’s request, Funder shall provide Originator with all appropriate pre-qualification questions and materials which may be used by Originator in the collection of Lead information.

7.	Marketing/ Advertising/Servicing. Originator may market for Leads by utilizing its own name, trademark and business relationships. All such marketing, including but not limited to advertising costs, shall be at Originator’s sole cost and expense. It will be in the Originator’s sole discretion how it will market, advertise and generally utilize its business relationship in accordance with this Section 7.

8.	Calculation of Net Profit. For purposes of Section 4 hereof , the term //Net Profit, shall be defined as: (a) collection by Funder of payment in full to Funder under the Funding Agreement between Funder and the client, if any, minus (a) application and case monitoring fees, Origination Fees, funding costs to Funder and (d)[under and any Extraordinary Costs in the collection of said funds Extraordinary Costs shall include, without limitation, attorneys fees and other costs of collections actually incurred by Funder. In the event Funder uses its house counsel to seek collection of funds, Funder may include a reasonable amount for such services in the calculation of Net Profit. It is understood that Extraordinary Costs are incurred only when client’s attorney or the client is uncooperative in paying sums due under the client Funding Agreement and steps outside the ordinary collection process require additional action be taken to collect any such funds.

9.	Reports. Funder shall provide monthly reports to Originator on the first day of each month during this agreement is in force.. These reports will include all (a) a list of all Leads provided by Originator since the prior month’s report (b) a list of all new fundings resulting from such Leads, including funding, resulting from such Lead (c) the amounts of any Origination Fees due to Originator from such Leads; (d) a list of all Leads that have been paid in full together with the Net Profit thereon and the Originator’s share thereof;(1) a list of all “LawCash/Imperial” funded cases that have been funded and paid in full together with the Net Profits calculated thereon and the Originator’s share thereof; in accordance with Section 4 hereof and (ii) a full list of all client fundings on which Originator was paid an Origination Fee but have not yet funded or which are designated as “LawCash/Imperial” cases, [together with their present accrued value.] The item described in Section 9 (d)(ii) shall be inclusive of all open fundings which are the subject of this Agreement.

10.	Payment by Funder to Originator. Within ten (10) days of the issuance of such monthly report as described in Section 9 hereof, Funder shall pay all sums presently due as evidenced by said monthly report. Such payment shall be made in a manner agreed to at the mutual convenience of the parties hereto.

11.	Term and Termination. On or after the ninetieth (90th) day from the date of this Agreement, this Agreement may be terminated by either party upon thirty (30) days’ written notice to the other (the “Notice Period”). Originator shall be entitled to receive

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all monies due in respect of Origination Fees and fundings resulting from Leads hereunder due to Originator during the term hereof, including the Notice Period whenever collected and Funder shall continue to provide to Originator the monthly reports required by Section 9 hereof until all monies due and owing to Originator are paid in full. Originator shall have no rights with respect to any “Imperial/LawCash” attorneys, except for already funded matters, upon the termination of the Agreement. Notwithstanding the foregoing, the parties hereto may pursue pre-settlement funding leads with such attorneys.

12.	Referrals By Originator After Termination. Originator shall not be be prohibited from referring to any party Leads after the termination of this Agreement in accordance with Section 11. Unless terminated prior thereto in accordance Section 11 hereof, this Agreement shall be in effect for one (1) year from the date hereof... In the event this Agreement is terminated by Funder, Originator may commence making referrals to any party at any time during the Notice Period.

13.	Indemnification. Each party hereto agrees to indemnify the other and all of their respective officers, agents and employees from and against all damages, losses, claims, judgments, taxes, liabilities and resulting costs and expenses, including attorneys’ fees and disbursements, awarded against either party arising out of this Agreement.

14.	Situs and Venue. This Agreement shall be construed under the laws of the State of New York. Jurisdiction and venue for any dispute arising hereunder or related hereto shall be exclusively in the federal or state courts of New York and if state court, venue in and for the County of Kings.

15.	Entire Agreement. This constitutes the entire agreement between the parties and may be modified only in writing and signed by both parties.

/s/ Andrew S. Hillman IMPERIAL LITIGATION FUNDING, LLC
Dated: May ___, 2010	By: Andrew S. Hillman
Title: Vice-President

/s/ Harvey R. Hirschfeld PLAINTIFF FUNDING HOLDINGS, INC.
By: Harvey R. Hirschfeld
Title: President